AGREEMENT AND PLAN OF MERGER

AMONG

ARIGENE CO., LTD.,

RTM ACQUISITION COMPANY

AND

TRIMERIS, INC.

Dated as of October 2, 2009

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4.5	Financing	30
4.6	Ownership of Company Common Stock	30
4.7	Absence of Litigation	30
4.8	Other Agreements or Understandings	30
4.9	Brokers	31
4.10	No Additional Representations.	31

ARTICLE V Conduct of Business		31
5.1	Covenants of the Company	31
5.2	Confidentiality	33
5.3	Conduct of Business by the Parent and the Purchaser Pending the Merger	33

ARTICLE VI Additional Agreements		33
6.1	No Solicitation.	33
6.2	Company Stockholder Approval of the Merger.	36
6.3	Employment; Severance	37
6.4	Access to Information	38
6.5	Legal Conditions to Merger.	38
6.6	Public Disclosure	40
6.7	Indemnification.	40
6.8	Notification of Certain Matters	42
6.9	Employee Benefits Matters	42
6.10	State Takeover Laws	43
6.11	Intentionally Omitted.	43
6.12	Escrow Deposit	43

ARTICLE VII Conditions to Merger		43
7.1	Conditions to Each Party’s Obligation To Effect the Merger	43

ARTICLE VIII Termination and Amendment		44
8.1	Termination	44
8.2	Effect of Termination	46
8.3	Fees and Expenses.	46
8.4	Amendment	47
8.5	Extension; Waiver	47
8.6	Procedure for Termination, Amendment, Extension or Waiver	47

ARTICLE IX Miscellaneous		48
9.1	Nonsurvival of Representations, Warranties and Agreements	48
9.2	Notices	48
9.3	Entire Agreement	49
9.4	No Third Party Beneficiaries	49
9.5	Assignment	49
9.6	Severability	49
9.7	Counterparts and Signature	50
9.8	Certain Interpretations and Definitions.	50
9.9	Governing Law	50
9.10	Remedies	51

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9.11	Submission to Jurisdiction	51
9.12	Disclosure Schedules	51
9.13	Parent Guarantee	51

Annex I	Conditions of the Offer

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

Exhibit B	Form of Escrow Agreement

Exhibit C	Stockholder Agreement

Schedule A	Signatories to Stockholder Agreement

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TABLE OF DEFINED TERMS

TERMS	SECTION

Acceptance Time	1.1(c)
Acquisition Proposal	6.1(f)
Affiliate	3.2(c)
agreement	9.8(b)
Agreement	Introductory Statement
Agreement 8-K	1.2(g)
Alternative Acquisition Agreement	6.1(b)
Anti-Kickback Statute	3.15(e)
Antitrust Laws	6.5(b)
Antitrust Order	6.5(b)
Bankruptcy and Equity Exception	3.4(a)
Business Day	1.1(a)
Certificate	2.7(c)
Certificate of Merger	2.2
Closing	2.3
Closing Date	2.3
Closing Payment	Introduction
Code	1.1(g)
Company	Introductory Statement
Company Adverse Recommendation Change	8.1(e)
Company Balance Sheet	3.5(b)
Company Board	1.2(b)
Company Common Stock	Introduction
Company Disclosure Schedule	Article III
Company Employee Plans	3.14(a)
Company Employee	6.9
Company Intellectual Property	3.10(b)
Company Leases	3.9(b)
Company Material Adverse Effect	3.1
Company Material Contract	3.11(a)
Company Meeting	6.2(b)
Company Permits	3.16
Company Preferred Stock	3.2(a)
Company SEC Reports	3.5(a)
Company Stock Options	2.9(a)
Company Stock Plans	2.9(a)
Company Stockholder Approval	3.4(a)
Company Stockholder Consent	6.2(b)
Company Voting Proposal	3.4(a)
Company’s knowledge	9.8(b)
Confidentiality Agreement	5.2
Continuing Directors	1.3(c)
Current D&O Insurance	6.7(c)
Dissenting Shares	2.10(a)

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TERMS	SECTION

DGCL	2.1
D&O Tail Policy	6.7(c)
Effective Time	2.2
Employee Benefit Plan	3.14(a)
Environmental Law	3.13(b)
Escrow Agent	6.12
Escrow Agreement	6.12
Escrow Deposit	6.12
ERISA	3.14(a)
ERISA Affiliate	3.14(a)
Exchange Act	1.1(a)
FDA	3.1(f)
GAAP	3.5(b)
Governmental Entity	3.4(c)
Hazardous Substance	3.13(c)
HIPAA	3.15(h)
HSR Act	3.4(c)
Indemnified Parties	6.7(a)
Initial Installment	8.3(c)
Initial Top-Up Payment	2.6(b)
Intellectual Property	3.10(a)
IRS	3.14(b)
Letter of Transmittal	1.1(d)
Liens	3.4(b)
Marketed Products	3.15(b)
Maximum Premium	6.7(c)
Merger	Introduction
Merger Consideration	2.7(c)
Minimum Condition	Annex I
New Plans	6.9
Offer	Introduction
Offer Conditions	1.1(a)
Offer Documents	1.1(d)
Offer Price	1.1(a)
Offer to Purchase	1.1(d)
Old Plans	6.9
on a fully diluted basis	9.8(b)
Option Consideration	2.9(b)
ordinary course of business	9.8(b)
Outside Date	8.1(b)
Parent	Introductory Statement
Parent Material Adverse Effect	4.1
Paying Agent	2.8(a)
Payment Fund	2.8(a)
Permit	3.4(b)
Person	2.8(b)

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TERMS	SECTION

Pre-Closing Period	5.1
Product Candidate	3.15(b)
Purchaser	Introductory Statement
Purchaser Designees	1.3(a)
Qualified Person	6.1(a)
Required Company Stockholder Vote	3.4(d)
Representatives	6.1(a)
Restricted Shares	3.2(b)
Sarbanes-Oxley Act	3.5(d)
Schedule 14D-9	1.2(b)
Schedule TO	1.1(d)
SEC	1.1(b)
Secretary of State	2.2
Securities Act	2.6(d)
Specified Time	6.1(a)
Stark Law	3.15(f)
Stockholder Agreement	Introduction
subsidiary	3.3(a)
Superior Proposal	6.1(f)
Surviving Corporation	2.4
Surviving Shares	2.7(a)
Tax Returns	3.8(a)
Taxes	3.8(a)
Tender Completion Time	6.2(b)
Termination Fee	8.3(b)
Top-Up Option	2.6(a)
Top-Up Option Shares	2.6(a)

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of October 2, 2009, among Arigene Co., Ltd., a corporation organized under the laws of the Republic of Korea (the “Parent”), RTM Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of the Parent (the “Purchaser”), and Trimeris, Inc., a Delaware corporation (the “Company”).

INTRODUCTION

This Agreement contemplates the acquisition of the Company by the Parent on the terms and subject to the conditions set forth in this Agreement. The Purchaser will make a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the issued and outstanding shares of common stock, $0.001 par value per share, of the Company (the “Company Common Stock”), upon the terms and subject to the conditions set forth in this Agreement, for consideration of $3.60 per share of Company Common Stock, net to the seller in cash, without interest thereon (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Closing Payment”). Following final acceptance of and payment for the shares tendered in the Offer, upon the further terms and conditions set forth in this Agreement, the Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation in such merger (the “Merger”). As a result of the Merger, the Company will become a wholly-owned subsidiary of the Parent. The Boards of Directors of each of the Parent, the Purchaser and the Company have approved and declared advisable the Offer and the Merger and adopted this Agreement.

Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Parent’s willingness to enter into this Agreement, the Parent, the Purchaser and certain stockholders of the Company will enter into a Tender and Support Agreement substantially in the form attached hereto as Exhibit C, dated as of the date hereof (the “Stockholder Agreement”), providing that, among other things, the signatory stockholders, named on Schedule A to this Agreement, shall (i) tender their shares of Company Common Stock into the Offer, and (ii) vote their shares of Company Common Stock in favor of the Merger, if applicable, in each case subject to the conditions set forth therein.

The Parent, the Purchaser and the Company therefore agree as follows:

ARTICLE I

THE CASH TENDER OFFER

1.1       The Offer.

(a)        Commencement of the Offer; Acceptance of Shares. Subject to the terms and conditions of this Agreement, as soon as practicable after the date of this Agreement, and in any event within ten (10) Business Days after the date of this Agreement, the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer to purchase any and all outstanding shares of Company Common Stock at a per share price equal to the Closing Payment (the “Offer Price”). For purposes of this Agreement, a “Business Day” shall be any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings other than a day on which banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed. As promptly as practicable on the later of: (i) the earliest date as of which the Purchaser is permitted under applicable law to accept for payment shares of Company Common Stock tendered pursuant to the Offer and (ii) the earliest date after the expiration of the Offer (as such expiration date may be extended and re-extended in accordance with this Agreement) as of which each of the conditions set forth in Annex I (the “Offer Conditions”) shall have been satisfied or waived, the Purchaser shall (and the Parent shall cause the Purchaser to) accept for payment all shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer. The obligation of the Purchaser to accept for payment shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject only to the satisfaction or waiver of each of the Offer Conditions (and shall not be subject to any other conditions). As promptly as practicable after the acceptance for payment of any shares of Company Common Stock validly tendered pursuant to the Offer (and not properly withdrawn), the Purchaser shall pay for such shares of Company Common Stock, provided that consideration payable pursuant to the Offer for any shares of Restricted Stock that vest and are tendered shall be made promptly enough to allow a portion of such consideration to be remitted to the applicable Governmental Entity to comply on a timely basis with any tax withholding obligations related to such Restricted Stock.

 (b)        Expiration Date; Extensions and Amendment. The initial expiration date of the Offer shall be the twentieth (20th) Business Day after commencement of the Offer (determined in accordance with Rules 14d-1(g)(3) and 14d-2 under the Exchange Act). The Parent and the Purchaser expressly reserve the right to increase the Offer Price and, subject to the immediately succeeding sentence, reserve the right to waive any of the Offer Conditions. Notwithstanding anything to the contrary contained in this Agreement, neither the Parent nor the Purchaser shall (without the prior written consent of the Company):

        (i)        change the form of consideration payable in the Offer, decrease the Closing Payment or change the Offer so that it is for fewer than all of the outstanding shares of Company Common Stock;

        (ii)       other than as set forth in the succeeding sentence, extend or otherwise change the expiration date of the Offer, except (A) as required by applicable law (including for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the “SEC”) or the staff thereof) or (B) in connection with an increase of at least $0.25 per share in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the SEC;

        (iii)      change or waive the Minimum Condition;

        (iv)      amend, modify or supplement any of the Offer Conditions or the terms of the Offer in any manner adverse to holders of shares of Company Common Stock or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or impair the ability of the Parent or the Purchaser to consummate the Offer, the Merger or the other transactions contemplated by this Agreement; or

      (v)      impose any condition to the Offer other than the Offer Conditions.

If, at any time when the Offer is scheduled to expire, any of the Offer Conditions has not been satisfied (and the Parent or the Purchaser has not waived such condition in accordance with the terms of this Agreement), the Parent shall, at the request of the Company, cause the Purchaser to extend the expiration date of the Offer for one or more periods (not in excess of ten (10) Business Days each) but in no event later than the Outside Date. The Offer may be terminated prior to its expiration date (as such expiration date may be extended and re-extended in accordance with this Agreement) only if this Agreement is validly terminated in accordance with Article VIII.

(c)        Subsequent Offering Period.

      (i)       If immediately following the Acceptance Time, the Parent, the Purchaser and their respective subsidiaries beneficially own less than ninety percent (90%) of the shares of Company Common Stock outstanding at that time (which shares beneficially owned shall include shares tendered in the Offer and not withdrawn), the Purchaser may, without the consent of the Company, elect to provide a subsequent offering period (not in excess of ten (10) Business Days) for the Offer in accordance with Rule 14d-11 under the Exchange Act following the first time at which the Purchaser accepts for payment, and pays for, shares of Company Common Stock pursuant to the Offer satisfying the Minimum Condition (the “Acceptance Time”).

      (ii)      If immediately following the Acceptance Time, the Parent, the Purchaser and their respective subsidiaries beneficially own more than eighty percent (80%) but less than ninety percent (90%) of the shares of Company Common Stock outstanding at that time (which shares beneficially owned shall include shares tendered in the Offer and not withdrawn), to the extent requested by the Company, the Purchaser shall provide for a subsequent offering period of between three (3) and ten (10) Business Days as requested by the Company unless the Parent exercises the Top-Up Option.

      (iii)     Subject to the terms and conditions set forth in this Agreement and the Offer, the Parent shall cause the Purchaser to, and the Purchaser shall, accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn during such subsequent offering period as promptly as practicable after any such shares of Company Common Stock are tendered during any subsequent offering period and in any event in compliance with Rule 14d-11(c) under the Exchange Act.

(d)        Schedule TO and Offer Documents. On the date of commencement of the Offer, the Parent and the Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer. The Schedule TO shall contain an offer to purchase (the “Offer to Purchase”) and a form of the related letter of transmittal (the “Letter of Transmittal”), the forms of which shall be reasonably acceptable to the Company, and ancillary documents and instruments pursuant to which the Offer will be made (collectively, together with any supplements or amendments thereto, the “Offer Documents”). The Parent and the Purchaser shall cause the Offer Documents (i) to comply in all material respects with the requirements of applicable U.S. federal securities laws and, (ii) on the date first filed with the SEC and on the date first published, sent or given to the holders of shares of Company Common Stock, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect, except that no covenant is made by the Parent or the Purchaser with respect to information supplied by the Company or any of its stockholders in writing specifically for inclusion or incorporation by reference in the Offer Documents. The Parent and the Purchaser shall take all steps necessary to cause the Offer Documents to be disseminated to holders of shares of Company Common Stock, as and to the extent required by applicable U.S. federal securities laws. Each of the Parent, the Purchaser and the Company shall promptly correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable law, and the Parent and the Purchaser shall take all steps necessary to amend or supplement the Schedule TO and, as applicable, the Offer Documents and to cause the Schedule TO as so amended and supplemented to be filed with the SEC and the Offer Documents as so amended and supplemented to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable U.S. federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents and any amendments thereto prior to the filing thereof with the SEC or dissemination to the holders of shares of Company Common Stock. The Parent and the Purchaser shall provide the Company and its counsel with a copy of any written comments or telephonic notification of any oral comments the Parent, the Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer promptly after the receipt thereof, shall consult with the Company and its counsel prior to responding to any such comments, and shall provide the Company and its counsel with a copy of any written responses thereto and telephonic notification of any oral responses thereto of the Parent or the Purchaser or their counsel.

 (e)        Intentionally Omitted.

 (f)        Provisions of Funds by the Parent. The Parent shall provide or cause to be provided to the Purchaser on a timely basis the funds necessary to purchase any and all shares of Company Common Stock that the Purchaser becomes obligated to purchase pursuant to the Offer.

 (g)        Termination of Offer and Return of Tendered Shares. Unless this Agreement is terminated pursuant to Section 8.1, the Purchaser shall not terminate or withdraw the Offer prior to any scheduled expiration date without the prior written consent of the Company in its sole and absolute discretion, except that in the event this Agreement is terminated pursuant to Section 8.1, the Purchaser shall promptly (and in any event within twenty-four (24) hours) following such termination irrevocably and unconditionally terminate the Offer and shall not acquire any shares of Company Common Stock pursuant thereto. If the Offer is terminated in accordance with this Agreement prior to the purchase of shares of Company Common Stock in the Offer, the Purchaser shall promptly return, or cause any depositary acting on behalf of the Purchaser to return, all tendered shares of Company Common Stock to the tendering stockholders.

 (h)        Adjustments to Offer Price. The Offer Price shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the payment by the Purchaser for the shares of Company Common Stock validly tendered and not withdrawn in connection with the Offer.

 (i)        Tax Withholding. The Purchaser or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer such amounts as the Purchaser or the Paying Agent, as applicable, reasonably determines after consultation with the Company are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any other applicable state, local or foreign law. To the extent that amounts are so withheld by the Purchaser or the Paying Agent, such withheld amounts (i) shall be remitted by the Purchaser or the Paying Agent to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made.

1.2         Company Actions.

 (a)        Approval and Consent. Subject to Section 6.1, the Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement.

 (b)        Schedule 14D-9. On the date of the commencement of the Offer, if practicable, and otherwise reasonably promptly thereafter, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments and supplements thereto, the “Schedule 14D-9”) and disseminate the Schedule 14D-9, to the extent required by Rule 14d-9 under the Exchange Act and any other applicable laws, to the holders of shares of Company Common Stock. Except as required by applicable law or as otherwise permitted pursuant to Section 6.1 below, the Offer Documents and the Schedule 14D-9 shall contain the recommendation of the Board of Directors of the Company (together with any duly constituted and authorized committee thereof, the “Company Board”) in favor of the Offer and the adoption of this Agreement and the transactions contemplated hereby, including the Merger, and the Company hereby consents to the inclusion in the Offer Documents of such recommendation. The Company shall cause the Schedule 14D-9 (i) to comply in all material respects with the requirements of applicable U.S. federal securities laws and, (ii) on the date first filed with the SEC and on the date first published, sent or given to the holders of shares of Company Common Stock, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect, except that no covenant is made by the Company with respect to information supplied by the Parent or the Purchaser in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9. Each of the Company, the Parent and the Purchaser shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable law, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of shares of Company Common Stock, in each case as and to the extent required by applicable U.S. federal securities laws.

 (c)        Except in connection with an Acquisition Proposal or a Company Adverse Recommendation Change:

      (i)       The Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC or dissemination to holders of shares of Company Common Stock.

      (ii)      The Company shall provide the Parent and its counsel with a copy of any written comments or telephonic notification of any oral comments the Company or its counsel may receive from the SEC with respect to the Offer promptly after the receipt thereof, shall consult with the Parent and its counsel prior to responding to any such comments, and shall provide the Parent and its counsel with a copy of any written responses thereto and telephonic notification of any oral responses thereto of the Company or its counsel.

(d)        Provision of Information for Offer Documents. The Company shall promptly supply to the Parent and the Purchaser in writing, for inclusion in the Offer Documents, all information concerning the Company required under applicable U.S. federal securities laws to be included in the Offer Documents or that may be reasonably requested by the Parent and the Purchaser in connection with the preparation of the Offer Documents.

(e)        Stockholder Lists. In connection with the Offer, the Company shall instruct its transfer agent to promptly furnish to the Purchaser or its designated agent mailing labels containing the names and addresses of the record holders of the shares of Company Common Stock as of a recent date and, to the extent known, a list of the beneficial owners of the shares of Company Common Stock as of a recent date, and shall furnish to the Purchaser such information and assistance as the Purchaser may reasonably request for the purpose of communicating the Offer to the holders of shares of Company Common Stock. Subject to the requirements of applicable laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, the Parent and the Purchaser shall, until consummation of the Offer, hold in confidence the information contained in any of such labels and lists in accordance with the Confidentiality Agreement, shall use such information only in connection with the Offer, the Merger and the other transactions contemplated by this Agreement and, if this Agreement shall be terminated in accordance with Section 8.1, shall destroy all electronic copies of such information and deliver to the Company all other copies of such information then in their possession or under their control.

(f)        Current Report on Form 8-K. Within four (4) Business Days of the execution of this Agreement and, if practicable, concurrent with the commencement of the Offer, the Company shall file a Current Report on Form 8-K reporting the execution of this Agreement and related matters (the “Agreement 8-K”). The Parent and its counsel shall be given reasonable opportunity to review and comment upon the Agreement 8-K and any amendments thereto prior to the filing thereof with the SEC. Notwithstanding the foregoing, the final timing and content of the Agreement 8-K shall be determined by the Company in its sole discretion.

1.3        Directors.

(a)        Election of the Purchaser Designees. After the Acceptance Time, and from time to time thereafter as shares of Company Common Stock are accepted for payment and paid for by the Purchaser, the Purchaser shall be entitled to designate such number of members of the Company Board (the “Purchaser Designees”), rounded up to the nearest whole number, as will give the Purchaser representation on the Company Board equal to the product of the total number of members of the Company Board (after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the number of shares of Company Common Stock beneficially owned by the Parent or the Purchaser at such time (including shares of Company Common Stock so accepted for payment) bears to the total number of shares of Company Common Stock then outstanding (determined on a fully diluted basis). In furtherance thereof, the Company shall, upon the request of the Purchaser, use its commercially reasonable efforts promptly either to increase the size of the Company Board or to secure the resignations of such number of the Company’s incumbent directors, or both, as is necessary to enable the Purchaser Designees to be so elected or appointed to the Company Board and the Company shall take all reasonable actions available to the Company to cause the Purchaser Designees to be so elected or appointed. At such time, the Company shall, if requested by the Purchaser, also take all reasonable action necessary to cause persons designated by the Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board of directors.

 (b)        Compliance with Section 14(f) and Rule 14f-1. The Company’s obligations in Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder and to the applicable rules and regulations of The Nasdaq Stock Market. The Company shall take all actions required in order to fulfill its obligations under Section 1.3(a), including mailing to holders of shares of Company Common Stock the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder as part of the Schedule 14D-9, provided that to the extent the number of Purchaser Designees to which the Purchaser is entitled pursuant to Section 1.3(a) increases after the dissemination of the Schedule 14D-9, the Company will take all necessary action to update the Schedule 14D-9 or otherwise comply with the requirements of Section 14(f) and Rule 14f-1 with respect to any additional Purchaser Designee joining the Company’s Board, and further provided that (i) the Parent and the Purchaser shall have timely supplied to the Company in writing any information with respect to the Parent, the Purchaser and the Purchaser Designees to the extent required by such Section 14(f) and Rule 14f-1 and (ii) the Parent shall be solely responsible for the accuracy of any such information provided by the Parent.

 (c)        Continuing Directors. Notwithstanding the foregoing provisions of this Section 1.3, the parties hereto shall use their respective best efforts to ensure that at least two (2) of the members of the Company Board shall, at all times prior to the Effective Time (as defined below), be directors of the Company who were directors of the Company on the date hereof and are “independent directors” of the Company for purposes of Nasdaq Marketplace Rule 4200(a)(15) as in effect on the date hereof (the “Continuing Directors”), provided that if there shall be in office fewer than two (2) Continuing Directors for any reason, the Company Board shall cause the person designated by the remaining Continuing Director to fill such vacancy, and such person shall be deemed to be a Continuing Director for all purposes of this Agreement, or if no Continuing Directors then remain, the other directors of the Company then in office shall designate two (2) persons to fill such vacancies who are not directors, officers, employees or Affiliates of the Parent or the Purchaser and are “independent directors” of the Company for purposes of Nasdaq Marketplace Rule 4200(a)(15) as in effect on the date hereof, and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement. From and after the time, if any, that the Purchaser Designees constitute a majority of the Company Board and prior to the Effective Time, subject to the terms hereof, any (i) amendment or modification of this Agreement, (ii) termination of this Agreement by the Company, (iii) extension of time for performance of any of the obligations of the Parent or the Purchaser hereunder, (iv) waiver of any condition to the Company’s obligations hereunder, (v) exercise or waiver of the Company’s rights or remedies hereunder, (vi) amendment to the Company’s certificate of incorporation or bylaws, (vii) authorization of any agreement between the Company and any of its subsidiaries, on the one hand, and the Parent, the Purchaser or any of their Affiliates on the other hand, or (viii) taking of any other action by the Company in connection with this Agreement or the transactions contemplated hereby required to be taken by the Company Board may be effected only if there are in office one or more Continuing Directors and such action is approved by a majority of the Continuing Directors then in office. The Continuing Directors shall have, and the Parent shall cause the Continuing Directors to have, the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined by the Continuing Directors, and shall have the authority to institute any action on behalf of the Company to enforce performance of this Agreement.

ARTICLE II

THE MERGER

2.1        The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Purchaser shall merge with and into the Company at the Effective Time.

2.2        Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Parent and the Company shall jointly prepare, and immediately following the Closing the Company shall cause to be filed with the Secretary of State of the State of Delaware (the “Secretary of State”), a certificate of merger or a certificate of ownership and merger, as the case may be (the “Certificate of Merger”) in such form as is required by, and executed by the Company in accordance with, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State or at such later time as is established by the Parent and the Company and set forth in the Certificate of Merger (the “Effective Time”).

2.3        Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Parent and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of K&L Gates, LLP, 10100 Santa Monica Blvd., 7th Floor, Los Angeles, California 90067, unless another date, place or time is agreed to in writing by the Parent and the Company.

2.4        Effects of the Merger. At the Effective Time (a) the separate existence of the Purchaser shall cease and the Purchaser shall be merged with and into the Company (the Company following the Merger is sometimes referred to herein as the “Surviving Corporation”) and (b) the certificate of incorporation of the Company as in effect on the date of this Agreement shall be amended in its entirety to read as set forth on Exhibit A, until further amended in accordance with the DGCL. In addition, subject to Section 6.7(b) hereof, the Parent shall cause the bylaws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the bylaws of the Purchaser as in effect immediately prior to the Effective Time, except that all references to the name of the Purchaser therein shall be changed to refer to the name of the Company, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

2.5        Directors of the Surviving Corporation. The directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.6        Top-Up Option.

(a)        Subject to Section 2.6(b) and Section 2.6(c), the Company grants to the Purchaser an option (the “Top-Up Option”) to purchase from the Company the number of shares of Company Common Stock (the “Top-Up Option Shares”) equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by the Purchaser as of immediately prior to the exercise of the Top-Up Option, constitutes one share more than ninety percent (90%) of the number of shares of Company Common Stock then outstanding (assuming the issuance of the Top-Up Option Shares); provided, however, that in no event shall the Top-Up Option be exercisable for a number of shares (i) in excess of the aggregate of the number of shares of Company Common Stock held as treasury shares by the Company or by its subsidiaries and the number of shares of Company Common Stock that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not otherwise reserved for issuance) as of immediately prior to the exercise of the Top-Up Option or (ii) that would require the Company to obtain stockholder approval under the rules and regulations of The Nasdaq Stock Market, if such listing standards remain applicable to the Company at the time of exercise of the Top-Up Option.

(b)        The Top-Up Option may be exercised by the Purchaser, in whole but not in part, at any time at or after the Acceptance Time and the expiration of any subsequent offering period and on or prior to the fifth (5th) Business Day after the later of (i) the Acceptance Time or (ii) the expiration of any subsequent offering period; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions, unless waived by the Company, that (A) no provision of any applicable statute, law, ordinance, rule or regulation, and no judgment, injunction, order or decree issued by a court of competent jurisdiction or other Governmental Entity of competent jurisdiction, shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (B) the issuance of Top-Up Option Shares pursuant to the Top-Up Option would not require approval of the Company’s stockholders under applicable laws, rules or regulations (including, without limitation, applicable rules and regulations of The Nasdaq Stock Market), (C) upon exercise of the Top-Up Option, the number of shares of Company Common Stock owned by the Parent or the Purchaser or any wholly-owned subsidiary of the Parent or the Purchaser constitutes one share more than ninety percent (90%) of the number of shares of Company Common Stock that will be outstanding immediately after the issuance of the Top-Up Option

Shares, (D) the Purchaser has accepted for payment and paid for all shares of Company Common Stock validly tendered in the Offer and not withdrawn and (E) the Minimum Condition shall have been satisfied; and, provided, further, that the Top-Up Option shall terminate concurrently with the termination of this Agreement. The Purchaser agrees that it will exercise the Top-Up Option if doing so would allow it to consummate the Merger pursuant to Section 253 of the DGCL. The parties hereto shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished in a manner consistent with all applicable laws, rules or regulations, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act. The aggregate purchase price payable for each Top-Up Option Share shall consist of an amount equal to the Closing Payment (the “Initial Top-Up Payment”). The aggregate Initial Top-Up Payment shall be paid by the Purchaser in cash.

(c)        In the event that the Purchaser wishes to exercise the Top-Up Option, it shall deliver to the Company a notice setting forth (i) notice of its intention to purchase the Top-Up Option Shares pursuant to the Top-Up Option and (ii) the place and time at which the closing of the purchase of the Top-Up Option Shares by the Purchaser is to take place. At the closing of the purchase of the Top-Up Option Shares, the Purchaser shall cause to be delivered to the Company the consideration required to be delivered in exchange for such Top-Up Option Shares, and the Company shall cause to be issued to the Purchaser a certificate representing such shares. The Purchaser shall consummate the Merger pursuant to Section 253 of the DGCL as soon as possible following the closing of the purchase of the Top-Up Option Shares.

(d)        The Parent and the Purchaser acknowledge that the Top-Up Option Shares that the Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. The Parent and the Purchaser represent and warrant to the Company that the Purchaser is, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. The Purchaser agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by the Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

2.7        Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Purchaser:

(a)        Capital Stock of the Purchaser. Each share of the common stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted at the Effective Time into and become 0.00001 fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation (the “Surviving Shares”).

(b)        Cancellation of Treasury Stock and the Parent-Owned Stock. All shares of Company Common Stock that are owned by the Company as treasury stock or by any wholly-owned subsidiary of the Company and any shares of Company Common Stock owned by the Parent, the Purchaser or any other wholly-owned subsidiary of the Parent immediately prior to the Effective Time, which shall not include the Surviving Shares, shall be cancelled at the Effective Time and shall cease to exist and no stock of the Parent or other consideration shall be delivered in exchange therefor. Subject to the provisions of Section 2.10 with respect to Dissenting Shares, at and after the Effective Time, the sole outstanding shares of the Surviving Corporation shall be the Surviving Shares.

(c)        Merger Consideration for Company Common Stock. Subject to Section 2.8, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.7(b) and Dissenting Shares (as defined in Section 2.10(a) below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become the right to receive from the Surviving Corporation or the Parent $3.60 in cash per share (such amount, or such higher price per share that may be paid as the Closing Payment in the Offer, the “Merger Consideration”), which amount shall be paid promptly after the Effective Time in accordance with the provisions of this Agreement. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.7(c) upon the surrender of such Certificate in accordance with Section 2.8.

(d)        Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

2.8        Surrender of Certificates.

(a)        Paying Agent. Prior to the Effective Time, the Parent shall deposit with Computershare Trust Company, N.A. or another bank or trust company mutually acceptable to the Parent and the Company (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Paying Agent in accordance with this Section 2.8, cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.7(c) in exchange for all of the outstanding shares of Company Common Stock (the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by the Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available); provided, however, that no gain or loss thereon shall affect the amounts payable hereunder and the Parent shall take all actions necessary to ensure that the Payment Fund includes at all times cash sufficient to satisfy the Parent’s obligations under this Agreement. Any interest and other income resulting from such investments shall be paid to the Parent pursuant to Section 2.8(d).

(b)        Exchange Procedures. Promptly (and in any event within five (5) Business Days) after the Effective Time, the Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of such Certificate or Certificates. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a Person (as defined in this Section 2.8(b)) other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.8. As used in this Agreement, “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.

(c)        No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to Section 2.8(d).

(d)        Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of Certificates for one (1) year after the Effective Time (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it) shall be delivered to the Parent, upon demand, and any holder of a Certificate or Certificates who has not previously complied with this Section 2.8 shall be entitled to receive only from the Parent (subject to abandoned property, escheat and other similar laws) payment of its claim for Merger Consideration, without interest.

(e)        No Liability. To the extent permitted by applicable law, none of the Parent, the Purchaser, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)        Withholding Rights. Each of the Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Stock Options or Dissenting Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, the Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by the Parent, the Surviving Corporation or the Paying Agent, as the case may be, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, the Parent or the Paying Agent, as the case may be.

(g)        Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented thereby pursuant to this Agreement.

2.9        Company Stock Plans.

(a)        Each option to purchase Company Common Stock (“Company Stock Options”) granted under any stock option plans or other equity-related plans of the Company (the “Company Stock Plans”) to the extent not already vested after the Acceptance Time and/or the exercise of the Top-Up Option, that is outstanding immediately prior to the Effective Time shall become fully vested and be cancelled as of immediately prior to the Effective Time (without regard to the exercise price of such Company Stock Option), to the extent not previously exercised, in exchange for the right to receive at and after the Effective Time, in accordance with Section 2.9(b), payment, if any, with respect to such Company Stock Option. In connection with this cancellation, the Company will seek a release of claims related to the Company Stock Options from each holder; for this release, for any options not anticipated to receive payment under Section 2.9(b), the Purchaser or Parent will pay an amount as set forth on Section 2.9 of the Company Disclosure Schedule equal to fifty percent (50%) of the Black-Scholes value with respect to the remaining life of such option as determined using the assumptions currently in use by the Company and the Closing Payment.

(b)        Subject to providing the release described in Section 2.9(a), each holder of a Company Stock Option shall receive from the Purchaser or the Parent, in respect and in consideration of each Company Stock Option so cancelled, as soon as practicable following the Effective Time (but in any event not later than three (3) Business Days), an amount (net of applicable taxes) equal to the product of (i) the excess, if any, of (A) the Merger Consideration per share of Company Common Stock over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option, without any interest thereon.

(c)        The Parent shall at all times from and after the Effective Time maintain sufficient liquid funds to satisfy its obligations to holders of Company Stock Options pursuant to this Section 2.9.

(d)        Each restricted stock grant (“Restricted Shares”) outstanding immediately prior to the Acceptance Time shall become fully vested and free of any vesting or other lapse restrictions immediately prior to the Acceptance Time.

2.10        Dissenting Shares.

 (a)        Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has made a proper demand for appraisal of such shares of Company Common Stock in accordance with the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.7, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b)        If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 2.7, without interest thereon, upon surrender of the Certificate formerly representing such shares.

(c)        The Company shall give the Parent: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relate to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Parent shall have given its written consent to such payment or settlement offer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent and the Purchaser that the statements contained in this Article III are true and correct, except (a) as disclosed in the Company SEC Reports filed or furnished prior to the date of this Agreement or (b) as set forth herein or in the disclosure schedule delivered by the Company to the Parent and the Purchaser and dated as of the date of this Agreement (the “Company Disclosure Schedule”).

3.1        Organization, Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing in the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so incorporated, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any change, event or development that has a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that none of the following, or any change, event, circumstance or development resulting or arising from the following, shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect:

(a)        changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates (other than changes that adversely affect the Company and its subsidiaries, taken as a whole, in a disproportionate manner as compared to other businesses in the industries in which the Company operates);

(b)        changes in general legal, tax, regulatory, political or business conditions in the countries in which the Company or any of its subsidiaries operates (other than changes that adversely affect the Company and its subsidiaries, taken as a whole, in a disproportionate manner as compared to other businesses in the industries in which the Company operates);

(c)        general market or economic conditions in the pharmaceutical or biotechnology industries (other than changes that adversely affect the Company and its subsidiaries, taken as a whole, in a disproportionate manner as compared to other businesses in the industries in which the Company operates);

(d)        actions contemplated by the parties in connection with this Agreement;

(e)        the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby, the consummation of the transactions contemplated by this Agreement or any public communications by the Parent or the Purchaser regarding this Agreement or the transactions contemplated hereby, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, investors or employees;

(f)        changes in applicable United States or foreign, federal, state or local law, statutes, ordinances, decrees, rules, regulations or administrative policies, including rules, regulations and administrative policies of the United States Food and Drug Administration (the “FDA”), or interpretations thereof (other than changes that adversely affect the Company and its subsidiaries, taken as a whole, in a disproportionate manner as compared to other businesses in the industries in which the Company operates);

(g)       changes in generally accepted accounting principles or the interpretation thereof (other than changes that adversely affect the Company and its subsidiaries, taken as a whole, in a disproportionate manner as compared to other businesses in the industries in which the Company operates);

(h)       any change, effect, event or occurrence relating to the products or product candidates of any Person other than the Company and its subsidiaries;

(i)        any change, effect, event or occurrence relating to the matters set forth on Section 3.12 of the Company Disclosure Schedule;

(j)        any action taken pursuant to or in accordance with this Agreement (including Section 6.6) or at the request or with the consent of the Parent or the Purchaser;

(k)        any fees or expenses incurred in connection with the transactions contemplated by this Agreement;

(l)         any failure by the Company to meet any projections, guidance, estimates, forecasts or milestones or published financial or operating predictions for or during any period ending (or for which results are released) on or after the date hereof, provided that the underlying causes of such failure may be considered in determining whether a Company Material Adverse Effect has occurred;

(m)        a decline in the price of the Company Common Stock; and

(n)         acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement.

3.2        Capitalization.

(a)        The authorized capital stock of the Company as of the date of this Agreement consists of 60,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s certificate of incorporation. As of August 3, 2009, (i) 22,349,841 shares of Company Common Stock were issued and outstanding and (ii) no shares of Company Preferred Stock were issued or outstanding.

(b)        The Company has made available to the Parent a list, as of August 24, 2009, of all Company Stock Plans, indicating for each Company Stock Plan, as of such date, (i) the number of shares of Company Common Stock subject to outstanding options or Restricted Shares under such Plan and the extent to which such awards are unvested, the exercise prices of the outstanding options and the expiration dates of the outstanding options, and (ii) the number of shares of Company Common Stock reserved for future issuance under such Plan. The Company has made available to the Parent copies of all (A) Company Stock Plans, (B) forms of stock option agreements evidencing Company Stock Options and (C) forms of agreements evidencing Restricted Shares.

(c)        Except (i) as set forth in this Section 3.2, and (ii) as reserved for future grants under Company Stock Plans, as of the date of this Agreement, (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights or agreements to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or agreement. The Company does not have any other outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. No grants are outstanding and none will be made under the Company’s employee stock purchase plan. None of the Company or, to the Company’s knowledge, any of its Affiliates, is a party to or is bound by any agreement with respect to the voting (including proxies) or sale or transfer of any shares of capital stock or other equity interests of the Company. For all purposes of this Agreement except for Section 4.6, the term “Affiliate” when used with respect to any Person means any other Person who is an “affiliate” of that first Person within the meaning of Rule 405 under the Securities Act. Except as contemplated by this Agreement or described in this Section 3.2 (or Section 3.2 of the Company Disclosure Schedule), and except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement to which the Company or any of its subsidiaries is bound with respect to any securities of the Company.

(d)        All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s certificate of incorporation or bylaws or any agreement to which the Company is bound.

(e)        There are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its subsidiaries.

3.3        Subsidiaries.

(a)        As of the date of this Agreement, the Company has no subsidiaries. For purposes of this Agreement, the term “subsidiary” means, with respect to any Person, another Person (i) of which such first Person owns or controls, directly or indirectly, securities or other ownership interests representing (A) fifty percent (50%) or more of the voting power of all outstanding stock or ownership interests of such second Person or (B) the right to receive fifty percent (50%) or more of the net assets available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution, or (ii) of which such first Person is a general partner.

(b)        The Company does not control, directly or indirectly, any capital stock of any Person that is not a subsidiary of the Company, other than securities held for investment by the Company or any of its subsidiaries and consisting of less than five percent (5%) of the outstanding capital stock of such Person.

3.4        Authority; No Conflict; Required Filings and Consents.

(a)        The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), to the extent required by applicable law, to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company Board, at a meeting duly called and held, (i) determined that the Offer and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and declared its advisability in accordance with the provisions of the DGCL and (iii) resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement to the extent required by applicable law. Assuming the accuracy of the representations and warranties of the Parent and the Purchaser in Section 4.6, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval to the extent required by applicable law. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)        The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of the Company or of the charter, bylaws, or other organizational document of any subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance (“Liens”) on the Company’s or any of its subsidiary’s assets under, any of the terms, conditions or provisions of any agreement to which the Company or any of its subsidiaries is bound or (iii) subject to obtaining the Company Stockholder Approval (to the extent required by applicable law) and compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any Permit, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, a “Permit” is any permit, concession, franchise or right, in each case that is issued by a Governmental Entity.

(c)        No Permit, consent, approval, license, order or authorization of, or declaration, notice or filing with, any foreign or domestic court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if applicable, and any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Offer Documents, Schedule 14D-9 and (if required) the proxy or information statement or proxy statement (the “Proxy Statement”) with respect to the Company Meeting (as defined below) with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, including the Agreement 8-K, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, the rules and regulations of The Nasdaq Stock Market and any environmental, health or safety laws, including those of the FDA, and (vi) such other Permits, consents, approvals, licenses, orders, authorizations, declarations, notices and filings which, if not obtained or made, are not reasonably likely to have a Company Material Adverse Effect.

(d)        Assuming the accuracy of the representations and warranties of the Parent and the Purchaser in Section 4.6, to the extent stockholder approval is required by applicable law, the affirmative vote for adoption of the Company Voting Proposal by the holders of at least a majority of the outstanding shares of Company Common Stock on the record date for the meeting of the Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.5        SEC Filings; Financial Statements; Information Provided.

(a)        The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since July 1, 2006. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading in any material respect.

(b)        Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The consolidated audited balance sheet of the Company as of December 31, 2008 is referred to herein as the “Company Balance Sheet.”

(c)        The information to be supplied by or on behalf of the Company for inclusion in the Schedule TO or the Offer Documents, on the date the Schedule TO is filed with the SEC and on the date the Offer Documents are first published, sent or given to holders of shares of Company Common Stock, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in any material respect, in light of the circumstances in which they shall be made.

(d)        The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 21, 2003 was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(e)        The Company maintains disclosure controls and procedures and internal control over financial reporting required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company’s internal control over financial reporting provides reasonable assurance regarding the reliability of its financial reporting and the preparation of its financial statements in accordance with GAAP. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of The Nasdaq Stock Market.

3.6        No Undisclosed Liabilities. Except as disclosed in the Company Balance Sheet and except for liabilities incurred in the ordinary course of business since the date of the Company Balance Sheet, the Company and its subsidiaries do not have any liabilities of any nature required by GAAP to be reflected on a consolidated balance sheet of the Company and its subsidiaries that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

3.7        Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, there has not been a Company Material Adverse Effect. From the date of the Company Balance Sheet until the date of this Agreement, except as contemplated hereby, (a) the business of the Company and its subsidiaries, taken as a whole, have been conducted in the ordinary course of business and (b) none of the Company or any of its subsidiaries has taken any action that would have required the consent of the Parent under Section 5.1 of this Agreement (other than paragraphs (a)(i), (b), (g), (h) and (j) of Section 5.1 and paragraph (k) of Section 5.1 as it relates to paragraphs (a)(i), (b), (g), (h) and (j) of Section 5.1)) had such action or event occurred after the date of this Agreement.

3.8        Taxes.

      (a)        The Company and each of its subsidiaries has filed all material Tax Returns that it was required to file, and all such Tax Returns were correct and complete, except for any failure to file or errors or omissions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company and each of its subsidiaries has paid on a timely basis all Taxes that are shown to be due on any such Tax Returns. The unpaid Taxes of the Company and each of its subsidiaries for tax periods through December 31, 2008 do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Balance Sheet, and all unpaid Taxes of the Company and each of its subsidiaries for all tax periods commencing after December 31, 2008 arose in the ordinary course of business, except, in each case, for any Taxes that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, (i) “Taxes” means all taxes or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

      (b)        The Company has made available to the Parent copies of all federal income Tax Returns filed, and any associated examination reports and statements of deficiencies assessed against or agreed to, by the Company or any of its subsidiaries since January 1, 2004. No examination or audit of any Tax Return of the Company or any of its subsidiaries by any Governmental Entity is currently in progress or, to the Company’s knowledge, has been threatened and which is reasonably likely to have a Company Material Adverse Effect.

      (c)        None of the Company or any of its subsidiaries has any liability for any Taxes of any Person (other than the Company and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise.

3.9          Real Property.

      (a)        None of the Company or any of its subsidiaries owns any real property.

      (b)        Section 3.9(b) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its subsidiaries and material to the conduct of the business of the Company and its subsidiaries, taken as a whole, as currently conducted (collectively “Company Leases”), and the location of the premises. None of the Company or any of its subsidiaries or, to the Company’s knowledge, any other party to any Company Lease, is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. None of the Company or any of its subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its subsidiaries. The Company has made available to the Parent copies of all Company Leases.

3.10       Intellectual Property.

      (a)        To the Company’s knowledge, the Company and its subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and its subsidiaries, as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs), the absence of which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Intellectual Property” means (i) patents, trademarks, trade names, domain names, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications and (iv) other intangible proprietary or confidential information.

      (b)        The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any agreement relating to any Intellectual Property owned by the Company or its subsidiaries that is material to the business of the Company and its subsidiaries, taken as a whole, as currently conducted (the “Company Intellectual Property”), or (ii) any agreement as to which the Company or any of its subsidiaries is a party and pursuant to which the Company or any of its subsidiaries is authorized to use any Intellectual Property of any third party that is material to the business of the Company and its subsidiaries, taken as a whole, as currently conducted, excluding generally commercially available, off-the-shelf software programs.

      (c)        To the Company’s knowledge, all patents and registrations for trademarks, service marks and copyrights included in the Company Intellectual Property are subsisting and have not expired or been cancelled.

      (d)        To the Company’s knowledge, the conduct of the business of the Company and its subsidiaries, as currently conducted, does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, since July 1, 2006, none of the Company or any of its subsidiaries has received any written claim or notice from any Person (i) alleging any such infringement, violation or misappropriation or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Company Intellectual Property, except, in each case in clauses (i) and (ii), for any such infringement, violation, misappropriation or challenge that is not reasonably likely to have a Company Material Adverse Effect.

      (e)        To the Company’s knowledge, (i) none of the Company Intellectual Property has expired, been cancelled or abandoned and (ii) all maintenance and renewal fees necessary to preserve the material rights of the Company and its subsidiaries in connection with such Company Intellectual Property have been paid.

      (f)        To the Company’s knowledge, the Company and its subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of the Company Intellectual Property of a nature that the Company intends to keep confidential.

      (g)        To the Company’s knowledge, no Person is infringing, violating or misappropriating any of the Company Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.11       Contracts.

      (a)        The Company has made available to the Parent a copy of each Company Material Contract. As used in this Agreement, “Company Material Contract” means (i) any agreement pursuant to which the Company and its subsidiaries is reasonably likely to spend, in the aggregate, more than $85,000 with respect to any such agreement during the current fiscal year or during the next fiscal year, (ii) any non-competition or other agreement that prohibits or otherwise restricts, in any material respect, the Company or any of its subsidiaries from freely engaging in business anywhere in the world and (iii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its subsidiaries.

      (b)        Each Company Material Contract is in full force and effect, except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. None of the Company or any of its subsidiaries or, to the Company’s knowledge, any other party to any Company Material Contract, is in violation of or in default under (and there does not exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

      (c)        None of the Company or any of its subsidiaries has entered into any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports.

3.12       Litigation. Except as set forth in Section 3.12 of the Company Disclosure Schedule, as of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending and of which the Company has been notified or, to the Company’s knowledge, threatened in writing against the Company or any of its subsidiaries, in each case that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. There are no material judgments, orders or decrees outstanding against the Company or any of its subsidiaries.

3.13       Environmental Matters.

      (a)        Except for matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect:

      (i)        none of the Company or any of its subsidiaries has received any written notice alleging any of them has not complied with applicable Environmental Laws;

      (ii)       to the Company’s knowledge, the properties currently owned or operated by the Company and its subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances in an amount or concentration that would give rise to an obligation to act or disclose that condition under any Environmental Law;

      (iii)      to the Company’s knowledge, the properties formerly owned or operated by the Company or any of its subsidiaries were not contaminated with Hazardous Substances in an amount or concentration that would give rise to an obligation to act or disclose that condition under any Environmental Law during the period of ownership or operation by the Company or any of its subsidiaries;

      (iv)     none of the Company or any of its subsidiaries has received a written notice that it is subject to liability for any Hazardous Substance disposal or contamination in violation of any Environmental Law on the property of any other Person;

      (v)      none of the Company or any of its subsidiaries has released any Hazardous Substance into the environment except (A) in compliance with applicable law or (B) in an amount or concentration that would not be expected to give rise to a liability or obligation under any Environmental Law;

      (vi)     none of the Company or any of its subsidiaries has received any written notice, demand, claim or request for information alleging that the Company or any of its subsidiaries is in violation of, liable under or has obligations under any Environmental Law; and

      (vii)    none of the Company or any of its subsidiaries is subject to any judgment, injunction, order or decree by any Governmental Entity addressing liability under any Environmental Law.

      (b)        For purposes of this Agreement, the term “Environmental Law” means any applicable law, regulation, order, decree or permit requirement of any governmental jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.

      (c)        For purposes of this Agreement, the term “Hazardous Substance” means: (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

      (d)       The parties hereto agree that the only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.13. Without limiting the generality of the foregoing, the Parent specifically acknowledges that the representations and warranties contained in Sections 3.15 and 3.16 do not relate to environmental matters.

3.14       Employee Benefit Plans.

      (a)        Section 3.14(a) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company’s subsidiaries or any of their ERISA Affiliates (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other agreement involving material direct or indirect compensation involving more than one Person, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Company or any of its subsidiaries or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a subsidiary of the Parent.

      (b)        With respect to each Company Employee Plan, the Company has made available to the Parent a copy of (i) such Company Employee Plan, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”) and (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan.

      (c)        Each Company Employee Plan is being administered in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms, except for failures to so administer such Company Employee Plan as are not reasonably likely to have a Company Material Adverse Effect.

      (d)        With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP, except for failures to make such contributions or accruals for contributions as are not reasonably likely to have a Company Material Adverse Effect.

      (e)        All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost, except, in each case, as is not reasonably likely to have a Material Adverse Effect.

(f)        None of the Company, any of the Company’s subsidiaries or any of their ERISA Affiliates has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g)        Except as set forth on Section 3.14(g) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries is a party to any (i) agreement with any stockholders, director, executive officer or other key employee of the Company or any of its subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(h)        Except as set forth on Section 3.14(h) of the Company Disclosure Schedule, none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by applicable law.

3.15      Compliance With Laws.

(a)        The Company and each of its subsidiaries is in compliance with, and is not in violation of, any applicable statute, law, ordinance, rule or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(b)        FUZEON (the “Marketed Product”) and each of the product candidates that is currently being developed by the Company (the “Product Candidates”) is being, and at all times has been, developed, tested, manufactured, stored, and to the Company’s knowledge, distributed, sold, advertised and marketed, as applicable, in compliance with the Federal Food, Drug and Cosmetic Act (the “FDA Act”) and applicable regulations issued by the FDA, including those requirements relating to good manufacturing practice, good laboratory practice and good clinical practice, except where the failure to so comply would not reasonably be likely to have a Company Material Adverse Effect.

(c)        The Company has made available to the Parent as of the date hereof copies of each New Drug Application, each Investigational New Drug Application and each Biologic License Application filed with respect to the Marketed Product or any Product Candidate, including all supplements and amendments thereto.

 (d)        To the Company’s knowledge, the clinical trials (including any post-marketing studies) conducted by the Company or its subsidiaries (which, for the avoidance of doubt, shall not include investigator-sponsored trials) were, and if still pending, are, being conducted in all material respects in accordance with all clinical protocols, informed consents and applicable requirements of the FDA, including good clinical practice and good laboratory practice regulations.

 (e)        None of the Company or its subsidiaries is subject to any investigation that is pending and of which the Company has been notified or, to the Company’s knowledge, which has been threatened, in each case by (A) the FDA or (B) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b) (known as the “Anti-Kickback Statute”) or the Federal False Claims Act (31 U.S.C. Section 3729).

 (f)        To the Company’s knowledge, none of the Company or any of its subsidiaries has submitted any claim to any payment program in connection with any referrals that violated in any material respect any applicable self-referral Law, including the Federal Ethics in Patient Referrals Act (42 U.S.C. § 1395nn) (known as the “Stark Law”), or any applicable state self-referral law.

 (g)        To the Company’s knowledge, none of the Company or any of its subsidiaries has submitted any claim for payment to any payment program in violation of any applicable laws relating to false claim or fraud, including the Federal False Claims Act (31 U.S.C. § 3729) or any applicable state false claim or fraud law, except for any such violation that would not reasonably be likely to have a Company Material Adverse Effect.

 (h)        None of the Company or any of its subsidiaries has failed to comply with any applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), or any applicable state privacy laws, except for any such failures to comply that would not reasonably be likely to have a Company Material Adverse Effect.

3.16        Permits. The Company and its subsidiaries have all Permits required to conduct their businesses as now being conducted, except for such Permits the absence of which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect (the “Company Permits”). The Company Permits are in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company and each of its subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.17        Labor Matters. None of the Company or any of its subsidiaries is the subject of any proceeding asserting that the Company or any of its subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization. There are no pending or, to the Company’s knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its subsidiaries.

3.18        Opinion of Financial Advisor. The financial advisor of the Company, Goldman, Sachs & Co., has delivered to the Company Board an opinion dated the date of this Agreement to the effect that, as of such date, and based upon and subject to the factors and assumptions set forth therein, the $3.60 per share to be received by the holders of Company Common Stock pursuant to the Offer and the Merger as provided in this Agreement is fair, from a financial point of view, to such holders.

3.19        Section 203 of the DGCL. Assuming the accuracy of the representations and warranties of the Parent and the Purchaser in Section 4.6, the Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.

3.20        Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except as disclosed in Section 3.20 of the Company Disclosure Schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER

The Parent and the Purchaser, jointly and severally, represent and warrant to the Company that the statements contained in this Article IV are true and correct.

4.1         Organization, Standing and Power. Each of the Parent and the Purchaser is a corporation duly organized, validly existing and in good standing (where such concept is applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Parent Material Adverse Effect. For purposes of this Agreement, the term “Parent Material Adverse Effect” means any change, event or development that would reasonably be expected to prevent, or materially impair or delay, the ability of the Parent or the Purchaser to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement.

4.2        Authority; No Conflict; Required Filings and Consents.

 (a)        Each of the Parent and the Purchaser has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the Parent as the sole stockholder of the Purchaser (which shall occur immediately after the execution and delivery of this Agreement), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Parent and the Purchaser have been duly authorized by all necessary corporate action on the part of each of the Parent and the Purchaser, subject to the adoption of this Agreement by the Parent as the sole stockholder of the Purchaser (which shall occur immediately after the execution and delivery of this Agreement). This Agreement has been duly executed and delivered by each of the Parent and the Purchaser and constitutes the valid and binding obligation of each of the Parent and the Purchaser, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

 (b)        The execution and delivery of this Agreement by each of the Parent and the Purchaser do not, and the consummation by the Parent and the Purchaser of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaws or other organizational document of the Parent or the Purchaser, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Parent’s or the Purchaser’s assets under, any of the terms, conditions or provisions of any agreement to which the Parent or the Purchaser is bound or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any Permit, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or the Purchaser or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

 (c)        No Permit, consent, approval, license, order or authorization of, or declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of common stock of the Parent are listed for trading is required by or with respect to the Parent or the Purchaser in connection with the execution and delivery of this Agreement by the Parent or the Purchaser or the consummation by the Parent or the Purchaser of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) required filings of the Offer Documents, Schedule 14D-9 and (if required) the Proxy Statement under the Exchange Act and (iv) the filing of an overseas direct investment report with a foreign exchange bank in the Republic of Korea, and the approval of such report by such bank, in accordance with the Korean Foreign Exchange Transaction Regulation. All filings, approvals and clearances from Korean Governmental Entities required to be made or obtained prior to the date hereof in connection with the execution and delivery of this Agreement or the consummation by the Parent or the Purchaser of the transactions contemplated by this Agreement have been made and obtained in accordance with applicable Korean Laws.

 (d)        No vote of the holders of any class or series of the Parent’s capital stock or other securities is necessary for the consummation by the Parent of the transactions contemplated by this Agreement.

4.3        Information Provided. The information to be supplied by or on behalf of the Parent for inclusion in the (i) Schedule 14D-9, on the date the Schedule 14D-9 is filed with the SEC and on the date the Schedule 14D-9 is first published, sent or given to holders of shares of Company Common Stock, and (ii) the information statement or proxy statement (if any) to be sent to the stockholders of the Company in connection with the Company Meeting, on the date the information statement or proxy statement, as the case may be, is first mailed to stockholders of the Company, at the time of the Company Meeting or at the Effective Time, shall not contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Offer or solicitation of proxies for the Company Meeting (as the case may be) which has become false or misleading.

4.4        Operations of the Purchaser. The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.5        Financing. The Parent and the Purchaser have, and will upon the acceptance of shares of Company Common Stock accepted for payment in the Offer and on the Closing Date have, immediately available funds necessary to purchase all of the shares of Company Common Stock pursuant to the Offer and the Merger and otherwise perform all of their respective obligations under this Agreement and to consummate the Offer and the Merger. Each of the Parent and the Purchaser affirm that it is not a condition to the Closing or to any of its other obligations under this Agreement that the Parent or the Purchaser obtain financing for or related to any of the transactions contemplated hereby.

4.6        Ownership of Company Common Stock. None of the Parent, the Purchaser or any “Affiliate” or “Associate” of either the Parent or the Purchaser directly or indirectly “owns,” and at all times during the three-year period prior to the date of this Agreement, none of the Parent, the Purchaser or any “Affiliate” or “Associate” of either the Parent or the Purchaser directly or indirectly has “owned,” beneficially or otherwise, any of the outstanding Company Common Stock, as those terms are defined in Section 203 of the DGCL.

4.7        Absence of Litigation. There is no action pending or, to the knowledge of the Parent, threatened against the Parent or any of its subsidiaries or any of its or their respective properties or assets except as would not, individually or in the aggregate, reasonably be expected to delay or materially impair the ability of the Parent or the Purchaser to consummate the transactions contemplated hereunder. None of the Parent or its subsidiaries is subject to any judgment, injunction, order or decree, except as would not, individually or in the aggregate, reasonably be expected to delay or materially impair the ability of the Parent or the Purchaser to consummate the transactions contemplated hereunder.

4.8        Other Agreements or Understandings. The Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, the Parent has furnished to the Company copies thereof) between or among the Parent, the Purchaser, or any Affiliate of the Parent, on the one hand, and any member of the board of directors or management of the Company or any of its subsidiaries.

4.9        Brokers. Other than HCube Advisors Inc., whose fees and/or commission shall be paid by the Parent and the Purchaser, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Parent or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

4.10      No Additional Representations.

(a)        The Parent and the Purchaser each acknowledges and agrees that it and its representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and its subsidiaries which it and its representatives have desired or requested to review, and that it and its representatives have had full opportunity to meet with the management of the Company and its subsidiaries and to discuss the business and assets of the Company and its subsidiaries.

(b)        The Parent and the Purchaser each acknowledges that neither the Company nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company and its subsidiaries furnished or made available to the Parent or the Purchaser and their representatives except as expressly set forth in this Agreement (which includes the Company Disclosure Schedule and the Company SEC Reports).

ARTICLE V

CONDUCT OF BUSINESS

5.1        Covenants of the Company. Except as expressly provided or permitted herein, set forth in Section 5.1 of the Company Disclosure Schedule or as consented to by the Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Acceptance Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its subsidiaries to, use its commercially reasonable efforts to act and carry on its business in the ordinary course of business. Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth in Section 5.1 of the Company Disclosure Schedule, during the Pre-Closing Period the Company shall not, and shall not permit any of its subsidiaries to, directly or indirectly, do any of the following without the prior consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)        (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly-owned subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (A) from holders of Company Stock Options in full or partial payment of the exercise price and any applicable Taxes payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options or (B) from any holders of Restricted Shares to be extent in accordance with agreements to allow the use of Company Common Stock to satisfy tax withholding obligations;

(b)        except as permitted by or to satisfy grants authorized by Section 5.1(j), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities;

(c)        (i) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents, or (ii) form any new subsidiary;

(d)        acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its subsidiaries, taken as a whole, except purchases of inventory and raw materials in the ordinary course of business;

(e)        sell, lease, license, pledge or otherwise dispose of or encumber any material properties or material assets of the Company or of any of its subsidiaries other than in the ordinary course of business;

(f)        adopt any new stockholder rights plan;

(g)        (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the ordinary course of business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees and directors of the Company and its subsidiaries in the ordinary course of business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly-owned subsidiaries; provided, however, that the Company may continue to make investments in accordance with its investment policy as in effect on the date hereof (a copy of which has been made available to the Parent), or (iv) other than in the ordinary course of business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its subsidiaries against fluctuations in exchange rates;

(h)        make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $50,000 in the aggregate for the Company and its subsidiaries, taken as a whole, other than as included in the Company’s budget for capital expenditures previously made available to the Parent;

(i)        make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

(j)        except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof (i) adopt, enter into, terminate or materially amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement (except in the ordinary course of business and only if such arrangement is terminable on 60 days’ or less notice without either a penalty or a termination payment), (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except (I) for annual increases of salaries in the ordinary course of business or (II) in connection with retention or transaction-related bonuses), it being understood (for the avoidance of doubt) that the Company and its subsidiaries may hire new employees and promote employees in the ordinary course of business, (iii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by this Agreement, or (iv) grant any stock options, stock appreciation rights, stock based or stock related awards, performance shares or restricted stock other than on terms permitted under the Company Stock Plans; or

(k)        authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2        Confidentiality. The parties hereto acknowledge that the Parent and the Company have previously executed a confidentiality agreement, dated as of September 21, 2009, (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

5.3        Conduct of Business by the Parent and the Purchaser Pending the Merger. The Parent and the Purchaser agree that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement, they shall not, directly or indirectly, without the prior written consent of the Company, take or cause to be taken any action that could be expected to materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1        No Solicitation.

(a)        No Solicitation or Negotiation. Except as set forth in this Section 6.1, until the termination of this Agreement in accordance with the terms hereof (the “Specified Time”), none of the Company or any of its subsidiaries shall, and the Company shall use its commercially reasonable efforts to cause its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) not to, directly or indirectly:

(i)        solicit or initiate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; or

(ii)       enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, in response to an Acquisition Proposal that did not result from an intentional breach of this Section 6.1, and subject to compliance with Section 6.1(c), the Company may (A) furnish non-public information with respect to the Company and its subsidiaries to any Person (and the Representatives of such Person) making an Acquisition Proposal that the Company Board determines in good faith (after consultation with outside counsel and its financial advisors) is, or is reasonably likely to lead to, a Superior Proposal (such Person, a “Qualified Person”), pursuant to a confidentiality agreement not materially less restrictive with respect to the confidentiality obligations of the Qualified Person than the Confidentiality Agreement, (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any such Acquisition Proposal, (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock with any Qualified Person and (D) take any action to exempt any Qualified Person from the restrictions on “business combinations” contained in Section 203 of the DGCL or otherwise cause such restrictions not to apply.

(b)        No Change in Recommendation or Alternative Acquisition Agreement. Prior to the Specified Time:

 (i)        the Company Board shall not, except as set forth in this Section 6.1, withhold, withdraw or modify, in a manner adverse to the Parent, the approval or recommendation by the Company Board with respect to the Offer or the Company Voting Proposal;

 (ii)       the Company shall not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a));

 (iii)      the Company Board shall not, except as set forth in this Section 6.1, adopt, approve or recommend any Acquisition Proposal; and

 (iv)      the Company Board shall not take any publicly announced action to adopt, approve or recommend any Acquisition Proposal or Alternative Acquisition Agreement until the fourth (4th) Business Day after having given written notice to the Parent in reasonable detail of the reasons for the Company Board’s preliminary determination to do so; provided that, prior to such fourth (4th) Business Day, the Purchaser shall be entitled to deliver to the Company a counterproposal to such Acquisition Proposal or Alternative Acquisition Agreement, and the Company Board shall not adopt, approve or recommend such Acquisition Proposal or Alternative Acquisition Agreement if, during such period, the Purchaser delivers to the Company a counterproposal that the Company Board determines in good faith (after consultation with outside counsel and its financial advisors) is at least as favorable to the holders of Company Common Stock as the transactions contemplated by such Acquisition Proposal or Alternative Acquisition Agreement, taking into account all the terms and conditions of such Acquisition Proposal or Alternative Acquisition Agreement and such counterproposal by the Purchaser and the likelihood and timing of the consummation of the transactions contemplated by such Acquisition Proposal or Alternative Acquisition Agreement and such counterproposal by the Purchaser, respectively (including the impact any financing or regulatory contingencies may have on the likelihood and timing of the consummation of the transactions contemplated by such Acquisition Proposal or Alternative Acquisition Agreement or such counterproposal by the Purchaser); and provided further that, the parties hereto acknowledge and agree that any revision to an Acquisition Proposal (other than immaterial revisions) shall be treated as a new Acquisition Proposal for the purposes of this Section 6.5(b)(iv) (requiring a new written notice by the Company and a new period of the same duration contemplated pursuant to this Section 6.1(b)(iv)).

Notwithstanding anything to the contrary set forth in the Agreement, but subject to compliance with any applicable obligations under Section 6.1(b)(iv), the Company and any of its subsidiaries or the Company Board may take any action either (A) in response to an Acquisition Proposal that did not result from an intentional breach of this Section 6.1 and which the Company Board has determined in good faith (after consultation with outside counsel and its financial advisors) constitutes a Superior Proposal or (B) if the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable law.

(c)        Notices to the Parent. The Company shall within two (2) Business Days of the receipt of any written Acquisition Proposal (i) advise the Parent via written notice of the receipt of such Acquisition Proposal (with such notice including the material terms and conditions of such Acquisition Proposal); (ii) provide the Parent with a copy of any material documents or agreements provided to the Company by the Person making such Acquisition Proposal in contemplation of such Acquisition Proposal; and (iii) inform the Parent of the identity of such Person making any such Acquisition Proposal. The Company shall promptly provide the Parent any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations provided to any Person making any such Acquisition Proposal in contemplation of such Acquisition Proposal that was not previously provided to the Parent. The Company shall keep the Parent reasonably informed on a prompt basis in all material respects of the status and details (including any change to the material terms and conditions) of any such Acquisition Proposal and shall promptly provide to the Parent a copy of any material amendments, supplements or modifications to any material documents or agreements provided to the Company by the Person making such Acquisition Proposal in contemplation of such Acquisition Proposal.

(d)        Certain Permitted Disclosure. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prohibit the Company, any of its subsidiaries or the Company Board from (i) taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the

Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.

(e)        Cessation of Ongoing Discussions. The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; provided, however, that the foregoing shall not in any way limit or modify any of the Company’s rights under the other provisions of this Section 6.1.

(f)        Definitions. For purposes of this Agreement:

 “Acquisition Proposal” means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization, share exchange, tender offer or other business combination involving the Company and its subsidiaries (other than (1) mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely the Company and/or one or more subsidiaries of the Company and (2) mergers, consolidations, recapitalizations, share exchanges, tender offers or other business combinations that if consummated would result in the holders of the outstanding shares of Company Common Stock immediately prior to such transaction owning more than eighty percent (80%) of the equity securities of the Company, or any successor or acquiring entity, immediately thereafter), (ii) any proposal for the issuance by the Company of over fifteen percent (15%) of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over fifteen percent (15%) of the equity securities or consolidated total assets of the Company and its subsidiaries, in each case other than the transactions contemplated by this Agreement.

 “Superior Proposal” means any bona fide written proposal made by a third party to acquire fifty percent (50%) or more of the equity securities or consolidated total assets of the Company and its subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale of its assets, on terms which the Company Board determines in its good faith judgment to be more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement and the likelihood and timing of the consummation of the transactions contemplated by this Agreement and such proposal, respectively (including the impact any financing or regulatory contingencies may have on the likelihood and timing of the consummation of the transactions contemplated by this Agreement or such proposal).

6.2        Company Stockholder Approval of the Merger.

(a)        The Parent and the Purchaser shall take all actions necessary to cause the Merger to be effected as soon as possible following the Acceptance Time.

(b)        Without limiting the generality of Section 6.2(a),

  (i)        if permitted pursuant to Section 253 of the DGCL at any time following the Acceptance Time, the Parent and the Purchaser shall, as soon as possible, take all actions necessary to cause the Merger to be consummated pursuant to Section 253 of the DGCL; and

    (ii)       if, following the Tender Completion Time, the adoption of this Agreement by the holders of shares of Company Common Stock is required under the DGCL in order to consummate the Merger, the Purchaser shall, and if they beneficially own shares of Company Common Stock, the Parent and any other subsidiary of the Parent shall and shall cause the Company to, as soon as possible, take all actions in accordance with applicable law, the Company’s certificate of incorporation and bylaws and the rules of The Nasdaq Stock Market to (A) promptly and duly call, give notice of, convene and hold as promptly as practicable, a meeting of the Company’s stockholders for the purpose of considering and voting upon the Company Voting Proposal (the “Company Meeting”), or, if it would reasonably be expected to result in the Company Stockholder Approval earlier than under this clause (A), (B) cause a written consent of the Company’s stockholders adopting this Agreement (the “Company Stockholder Consent”) to be executed and made effective. For purposes of this Agreement, the term “Tender Completion Time” means the latest to occur of (x) the Acceptance Time, (y) the closing of the purchase of the Top-Up Option Shares or the failure by the Purchaser to exercise the Top-Up Option during the exercise period provided in Section 2.6(b) and (z) if at least one subsequent offering period is commenced by the Purchaser, the expiration of the last subsequent offering period related to the Offer.

(c)        Without limiting the generality of Section 6.2(a) or Section 6.2(b), (i) the Parent and the Purchaser shall cause the Company to make all filings required under the Exchange Act, respond to any comments from the SEC relating to any such filings, make such amendments and supplements to such filings as may be required, and take all actions necessary under the Exchange Act and the DGCL in connection with the Merger and the Company Meeting or Company Stockholder Consent, as the case may be, (ii) to the extent it would facilitate the consummation of the Merger pursuant to Section 253 of the DGCL, and if they beneficially own shares of Company Common Stock, the Parent and any other subsidiary of the Parent shall take all actions necessary to transfer record ownership of such shares of Company Common Stock to the Purchaser as soon as possible following the Acceptance Time and (iii) the Parent shall cause the holder of all shares of Company Common Stock owned by the Parent or any subsidiary (including all shares purchased by the Purchaser pursuant to the Offer) to consent to the adoption of this Agreement pursuant to the Company Stockholder Consent or vote for the adoption of this Agreement pursuant to the Company Meeting, as the case may be.

6.3        Employment; Severance. The Company shall, before the Acceptance Time, terminate (and/or provide written notice of termination in accordance with any employment agreement requiring advance notice of termination of) the employment relationship of all employees of the Company and take all customary ancillary actions in connection with such termination (including giving them written notice of such termination), with the terminations to be effective no later than the earlier to occur of (a) ninety (90) days following the Acceptance Time or (b) thirty (30) days following the Closing. Any such termination of employment shall be treated as a “termination without cause” by the Company entitling such employees to full severance payments and benefits under their employment agreements, with payments and benefits to commence upon the individuals’ separation from service (as defined in Section 409A of the Code) with the Company (subject to any requirements relating to releases of claims).

Notwithstanding the foregoing, any such termination without cause shall not occur under this covenant if, before the Acceptance Time an affected individual and the Parent reach a mutual written agreement with respect to the individual’s continued employment or other service-providing relationship for a term post-Closing of more than twenty-four (24) months, provided that the payments and benefits will nonetheless be paid if the reduced level of services under the continued employment or service-providing relationship is at a level consistent with a separation from service under the pre-Closing employment.

6.4        Access to Information. During the Pre-Closing Period, the Company shall (and shall cause each of its subsidiaries to) afford to the Parent’s officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, to all of its properties, books, agreements, personnel and records as the Parent shall reasonably request, and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to the Parent all information concerning the Company’s business, properties, assets and personnel as the Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection or other access, or to disclose any information, that in the reasonable judgment of the Company would: (i) result in the disclosure of any trade secrets of any third party, (ii) violate any obligation of the Company with respect to confidentiality, (iii) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine or (iv) violate any legal requirement. The Parent will hold any such information which is non-public in confidence in accordance with the Confidentiality Agreement.

6.5        Legal Conditions to Merger.

(a)        Subject to the terms hereof, including Section 6.1 and Section 6.5(b), the Company and the Parent shall each use its best efforts to:

  (i)          take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

  (ii)         as promptly as practicable, obtain from any Governmental Entity or any other Person any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Parent or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

  (iii)        as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Offer and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act, any other applicable Antitrust Laws and any related governmental request thereunder, and (C) any other applicable law;

  (iv)        oppose any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation which has the effect of prohibiting consummation of the Offer or making the Merger illegal or otherwise prohibiting consummation of the Offer, the Merger or the other transactions contemplated by this Agreement, or have any such judgment, injunction, order, decree, statute, law, ordinance, rule or regulation vacated or made inapplicable to the Offer, the Merger and the other transactions contemplated by this Agreement; and

  (v)        execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and the Parent shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing Person and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and the Parent shall use their respective best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement.

(b)        Subject to the terms hereof, and without limiting the Parent’s obligations under Section 6.5(c), the Parent and the Company agree, and shall cause each of their respective subsidiaries, to cooperate and to use their respective best efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other applicable federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any judgment, injunction, order or decree (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transaction contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

(c)        The Parent shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of the Parent or, effective as of the Effective Time, the Surviving Corporation, or their respective subsidiaries, or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Parent, the Surviving Corporation or their respective subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any Antitrust Order, which would have the effect of preventing or delaying the Effective Time beyond the Outside Date. For the avoidance of doubt, the Parent shall take any and all actions necessary in order to ensure that (i) no requirement for a waiver, consent or approval of the Federal Trade Commission, the Antitrust Division of the Department of Justice, any State Attorney General or other Governmental Entity, (ii) no judgment, injunction, order or decree or any other order in any suit or proceeding and (iii) no other matter relating to any antitrust or competition law or regulation, would preclude consummation of the Merger by the Outside Date.

(d)        Each of the Company and the Parent shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, their respective commercially reasonable efforts to obtain any third party consents required in connection with the Offer and the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Company Material Adverse Effect prior to or after the Effective Time, it being understood that neither the Company nor the Parent shall be required to make any payments in connection with the fulfillment of its obligations under this Section 6.5(d).

6.6        Public Disclosure. Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent and (b) the Parent and the Company shall each use its commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Offer, the Merger or this Agreement; provided, however, that these restrictions shall not apply to any Company communications regarding an Acquisition Proposal or a Company Adverse Recommendation Change.

6.7        Indemnification.

(a)        From and after the Effective Time, each of the Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee or agent of the Company or any of its subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by law. Each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Parent and the Surviving Corporation within ten (10) Business Days of receipt by the Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any Indemnified Party to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable law.

(b)        From the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and the Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its subsidiaries than are set forth in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

(c)

  (i)        The Company shall maintain in effect its current policies of directors’ and officers’ liability insurance and may renew such policies for up to one (1) year prior to the Effective Time so long as such renewal policies (A) are for at least the same coverage and amounts as and (B) contain terms and conditions which are no less advantageous to the individuals or the Company covered by such policies than, the terms of such policies in effect on the date hereof (the “Current D&O Insurance”).

  (ii)        The Parent shall cause the Company to maintain in effect for at least six (6) years a directors’ and officers’ liability insurance “tail policy” (the “D&O Tail Policy”). Prior to the Effective Time, the Company shall obtain a six (6) year prepaid D&O Tail Policy in lieu of the Current D&O Insurance maintained by the Company applicable from and after the Effective Time to the acts and omissions of directors and officers of the Company up to and including the Effective Time, and providing the same coverage and amounts and terms and conditions as the Current D&O Insurance, or policies of at least the same coverage limits and amounts containing terms and conditions which are no less advantageous to the individuals or the Company covered by such policies than the terms of the Current D&O Insurance, so long as the Company is not required to pay a maximum premium in excess of two hundred fifty percent (250%) of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the dollar amount of such percentage being the “Maximum Premium”). If the Company is unable to obtain, or unable to so cause to be obtained, the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, it shall instead obtain, as much comparable insurance as possible for a six (6) year D&O Tail Policy equal to the Maximum Premium. Neither the Parent nor the Surviving Corporation shall take any action to terminate the D&O Tail Policy during such six-year period.

(d)        The Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the Persons referred to in this Section 6.7 in connection with their enforcement of their rights provided in this Section 6.7.

(e)        In the event the Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, shall expressly assume and succeed to the obligations set forth in this Section 6.7.

(f)        If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.7 that is denied by the Parent and/or the Company or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then the Parent, the Company or the Surviving Corporation shall pay the Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Party in connection with pursuing his or her claims.

(g)        The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.8        Notification of Certain Matters. Prior to the Acceptance Time, the Parent shall give prompt notice to the Company, and the Company shall give prompt notice to the Parent, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such Person contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Acceptance Time or (b) any material failure of the Parent and the Purchaser or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the Person receiving such notice or the conditions to such Person’s obligation to consummate the Offer or the Merger.

6.9        Employee Benefits Matters. From and after the Effective Time, the Parent shall honor and shall cause the Surviving Corporation to honor all Company Employee Plans and all employment, severance and termination plans and agreements, in each case in accordance with their terms as in effect immediately before the Acceptance Time. For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of the Parent and its subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to the Company Employee Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”) and (ii)(A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, the Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan of the Company or its subsidiaries in which such Company Employee participated immediately prior to the Effective Time and (B) the Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. As used in this Agreement, the term “Company Employees” means the employees of the Company or any of its subsidiaries as of the Effective Time to the extent such employees remain employed following the Effective Time by the Parent or any of its subsidiaries (including the Surviving Corporation).

6.10        State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated by this Agreement, the parties hereto shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

6.11        Intentionally Omitted.

6.12        Escrow Deposit. Prior to the execution and delivery of this Agreement, the Parent, the Company and Bank of New York Mellon Global Corporate Trust (the “Escrow Agent”) entered into the escrow agreement attached hereto as Exhibit B and incorporated herein by reference (the “Escrow Agreement”) pursuant to which the Parent deposited with the Escrow Agent cash in an amount equal to the Initial Installment (the “Escrow Deposit”). In the event that the Closing occurs, the parties shall give written instructions to the Escrow Agent for the payment of the Escrow Deposit and all interest earned thereon to the Surviving Corporation. If this Agreement is terminated (i) in any circumstance giving rise to the payment of, or if the Company otherwise becomes entitled to, the Initial Installment pursuant to Section 8.3(c), the Escrow Deposit and any interest accrued thereon shall be disbursed to the Company and (ii) except as set forth in subsection (i), the Escrow Deposit and any interest accrued thereon shall be disbursed to the Parent. If the Agreement is terminated in accordance with the previous sentence, the parties shall each instruct the Escrow Agent to disburse the Escrow Deposit and all interest thereon to the party entitled thereto and shall not, by any act or omission, delay or prevent any such disbursement.

ARTICLE VII

CONDITIONS TO MERGER

7.1        Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)        Completion of the Offer. The Parent or the Purchaser shall have accepted for payment and paid for all shares of Company Common Stock validly tendered and not withdrawn in the Offer; provided, however, that neither the Parent nor the Purchaser shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, the Purchaser fails to purchase any shares of Company Common Stock validly tendered and not withdrawn in the Offer.

(b)        Stockholder Approval. The Company Voting Proposal shall have been adopted at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote, if required by the DGCL.

(c)        No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that: (i) prior to invoking this provision, each party hereto shall use its best efforts to have any such judgment, injunction, order, decree, statute, law, ordinance, rule or regulation lifted; and (ii) a party hereto may not invoke this provision unless the violation of such judgment, injunction, order, decree, statute, law, ordinance, rule or regulation that would arise from the consummation of the Merger would have a Company Material Adverse Effect or would have a material adverse effect on the business, financial condition or results of operations of the Parent and its subsidiaries taken as a whole.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1        Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other parties):

(a)        by mutual written consent of the Parent, the Purchaser and the Company at any time prior to the Acceptance Time; or

(b)        by either the Parent or the Company at any time prior to the Acceptance Time and after December 31, 2009 (the “Outside Date”) if the Acceptance Time shall not have occurred on or before the Outside Date (provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Acceptance Time to occur on or before the Outside Date); or

(c)        by either the Parent or the Company at any time prior to the Acceptance Time if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, and payment for, shares of Company Common Stock pursuant to the Offer or consummation of the Merger; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if such party has failed to comply in any respect with its obligations under Section 6.5(a)(iv), or if the issuance of any such order, decree, ruling or other action is otherwise attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Acceptance Time; or

(d)        by either the Parent or the Company if the Offer (as it may have been extended pursuant to Section 1.1(b)) expires as a result of the non-satisfaction of the Minimum

Condition, without the Purchaser having accepted for payment any shares of Company Common Stock validly tendered and not withdrawn in the Offer; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the non-satisfaction of the Minimum Condition is attributable to the failure of such party (or any Affiliate of such party) to fulfill any of its obligations under this Agreement; or

(e)        by the Parent, prior to the purchase of any shares of Company Common Stock pursuant to the Offer, if: (i) the Company Board shall have failed to recommend the tender of shares of Company Common Stock pursuant to the Offer in the Schedule 14D-9 or approval of the Company Voting Proposal or shall have withdrawn or modified its recommendation of the Offer or the Company Voting Proposal in a manner adverse to the Parent; (ii) the Company Board shall have approved, endorsed or recommended to the stockholders of the Company an Acquisition Proposal (other than the Offer and the Merger); or (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Parent or an Affiliate of the Parent) and the Company Board shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Company Board shall have failed to recommend against acceptance of such offer (each of (i) – (iii), a “Company Adverse Recommendation Change”); provided that any such termination must occur within five (5) Business Days of the Company Adverse Recommendation Change; or

(f)        by the Company, if the Company Board, pursuant to and in compliance with Section 6.1, shall have approved or recommended to the stockholders of the Company any Acquisition Proposal; or

(g)        by the Parent, prior to the Acceptance Time, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in clauses (c)(ii) or (c)(iii) of Annex I not to be satisfied or otherwise shall have had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) shall not have been cured within 20 (twenty) days following receipt by the Company of written notice of such breach or failure to perform from the Parent, provided that neither the Parent nor the Purchaser is then in material breach of any representation, warranty or covenant under this Agreement; or

(h)        by the Company, prior to the Acceptance Time, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Parent or the Purchaser set forth in this Agreement, which breach or failure to perform shall have had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect and shall not have been cured within 20 (twenty) days following receipt by the Parent of written notice of such breach or failure to perform from the Company; provided that the Company is not then in material breach of any representation, warranty or covenant under this Agreement; or

(i)        by the Company (A) if, for any reason, the Purchaser shall have failed to commence the Offer by the date that is ten (10) Business Days after the date of this Agreement or (B) upon two (2) Business Days notice to the Parent, if, for any reason, the Purchaser shall have failed to purchase all shares of Company Common Stock validly tendered and not withdrawn as of the expiration of the Offer (as it may be extended).

8.2        Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Parent, the Company, the Purchaser or their respective officers, directors, stockholders or Affiliates; provided that, subject to Section 8.3(c), (a) any such termination shall not relieve any party hereto from liability for any willful breach of this Agreement (including, in the case of a breach by the Parent or the Purchaser, damages based on the consideration payable to the stockholders and optionholders of the Company as contemplated by this Agreement) and (b) the provisions of Sections 5.2 (Confidentiality), this Section 8.2 (Effect of Termination) and Section 8.3 (Fees and Expenses), and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3        Fees and Expenses.

(a)        Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

(b)        The Company shall pay the Parent a termination fee of $3,200,000.00 (the “Company Termination Fee”) in the event that this Agreement is terminated:

  (i)          by the Parent pursuant to Section 8.1(e);

  (ii)         by the Company pursuant to Section 8.1(f); or

  (iii)        by either the Parent or the Company pursuant to Section 8.1(d), so long as, in any such case, (A) before the date of such termination, an Acquisition Proposal shall have been publicly announced and not withdrawn and (B) within 12 (twelve) months after the date of termination, the Company shall have consummated the transaction contemplated by such Acquisition Proposal with the Person who made such Acquisition Proposal; provided, however, that for purposes of this Section 8.3(b), all references to “15%” and “80%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”; provided further, however, that the Company shall not be required to pay any Termination Fee if, at the time of termination of this Agreement, the Parent or the Purchaser is in material breach of this Agreement.

Any fee due under Section 8.3(b)(i) or (ii) shall be paid to the Parent by wire transfer of same-day funds within two (2) Business Days after the date of termination of this Agreement. Any fee due under Section 8.3(b)(iii) shall be paid to the Parent by wire transfer of same-day funds within two (2) Business Days after the date on which the transaction referenced in clause (B) of Section 8.3(b)(iii) is consummated.

(c)        If (i) the Company terminates this Agreement pursuant to Section 8.1(h) or 8.1(i), or (ii) all of the conditions set forth in Article VII shall have been satisfied or waived, but Closing shall not have occurred within five (5) Business Days after the satisfaction of such conditions, then, in either case, the Purchaser shall pay the Company an initial installment payment of $12,000,000.00 (the “Initial Installment”). Any fee due under this Section 8.3(c) shall be paid directly from the Escrow Deposit within two (2) Business Days after (A) the date of termination of this Agreement as provided in (i) above or (B) expiration of the five (5) Business

Day period provided in (ii) above. In furtherance thereof, the parties shall instruct the Escrow Agent to pay the Company on demand the Escrow Deposit plus any interest accrued thereon by wire transfer of immediately available funds.

(d)        The parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement. Notwithstanding Section 8.2 or any other provision of this Agreement, payment of the fees described in this Section 8.3 shall constitute the sole and exclusive remedy of the Parent, the Purchaser and the Company in connection with any termination of this Agreement in the circumstances in which such fees become payable. Each of the parties further acknowledges that the payment of the amounts by the Parent, the Purchaser and the Company specified in this Section 8.3 is not a penalty, but in each case is liquidated damages in a reasonable amount that will compensate the Parent, the Purchaser or the Company, as the case may be, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

8.4        Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party hereto, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5        Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.6        Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment, modification or supplement of this Agreement pursuant to Section 8.4 or an extension or waiver of this Agreement pursuant to Section 8.5 shall, in order to be effective, require, in the case of the Purchaser or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors (which, in the case of the Company, shall include the approval contemplated by Section 1.3(c)).

ARTICLE IX

MISCELLANEOUS

9.1        Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.7 and 6.9 and Article IX.

9.2        Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)	if to the Parent or the Purchaser, to

Arigene Co., Ltd.

83-25, Nonhyun-Dong, Kangnam-Gu

Seoul 135-010 Korea

Attn: Sang-Baek Park, Chief Executive Officer

Telecopy: 82-2-3444-5777

with a copy to:

K&L Gates LLP

10100 Santa Monica Blvd., 7th Floor

Los Angeles, CA 90067

Attn: Leib Orlanski

Telecopy: (310) 552-5001

(b)	if to the Company, to

Trimeris, Inc.

2530 Meridian Parkway, 2nd Floor

Research Triangle Park, NC 27713

Attn: Michael Alrutz

Telecopy: (919) 806-4723

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

1875 Pennsylvania Ave., NW

Washington, D.C. 20006

Attn: John B. Watkins

Telecopy: (202) 663-6363

Any party hereto may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party hereto may change the address to which notices and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

9.3        Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4        No Third Party Beneficiaries. Except for Sections 2.7 and 2.8 (with respect to which holders of Company Common Stock shall be third party beneficiaries), Section 2.9 (with respect to which holders of Company Options and Restricted Shares shall be third party beneficiaries), and Section 6.7 (with respect to which the Indemnified Parties shall be third party beneficiaries), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third party beneficiary hereto; provided, however, that the Company shall be entitled to pursue damages on behalf of its stockholders in the event of the Parent’s or the Purchaser’s breach of this Agreement or fraud, which right is hereby acknowledged and agreed by the Parent and the Purchaser.

9.5        Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. For the avoidance of doubt, the parties have agreed that no change in control or change in the capital structure of the Parent shall be deemed to be an assignment or delegation by the Parent.

9.6        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7         Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

9.8         Certain Interpretations and Definitions.

 (a)      Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting; (ii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date set forth in the initial caption of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (vi) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vii) references to a Person are also to its permitted successors and assigns; (viii) references to an “Article”, “Section”, “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (ix) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (x) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; and (xi) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

 (b)      The following definitions apply to this Agreement: (i) references to the number of shares of Company Common Stock then outstanding “on a fully diluted basis” means the number of shares of Company Common Stock then outstanding, together with the shares of Company Common Stock that the Company may be required to issue pursuant to options outstanding at that date under employee stock or similar benefit plans, whether or not vested and whether or not their exercise prices are less than the Offer Price; (ii) references to an “agreement” to which a Person is bound means any contract, agreement, instrument, obligation, undertaking, lease, license, arrangement, commitment or understanding, whether written or oral, in each case that is legally binding on such Person and as it may be amended or otherwise modified from time to time; and (iii) references to the “Company’s knowledge” means the actual knowledge as of the date hereof of the individuals identified in Section 9.8 of the Company Disclosure Schedule.

9.9         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10      Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Person, and the exercise by a Person of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such damages would not be fully compensable by an award of money damages. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting a bond or other undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11      Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) shall not bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any Person to serve legal process in any other manner permitted by law.

9.12      Disclosure Schedules. The Company Disclosure Schedule shall each be arranged in Sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or is outside the ordinary course of business.

9.13      Parent Guarantee. The Parent agrees to take all action necessary to cause the Purchaser or the Surviving Corporation, as applicable, and, during the period between the Acceptance Time and the Effective Time, the Company, to perform all of its agreements, covenants and obligations under this Agreement. The Parent unconditionally guarantees to the Company the full and complete performance by the Purchaser or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of the Purchaser or the Surviving

Corporation, as applicable, under this Agreement. The Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against the Purchaser or the Surviving Corporation, as applicable, protest, notice and all defenses and demands whatsoever in connection with the performance of its obligations set forth in this Section 9.13. The Parent shall not have any right of subrogation, reimbursement or indemnity whatsoever, or any right of recourse to security for any of the agreements, covenants and obligations of the Purchaser or the Surviving Corporation under this Agreement. Without limiting the generality of the foregoing, the Parent shall be obligated to provide to the Purchaser on a timely basis the funds necessary to purchase any and all shares of Company Common Stock that the Purchaser becomes obligated to purchase pursuant to the Offer.

[Remainder of Page Intentionally Left Blank.]

Each of the parties has executed this Agreement as of the date set forth in the initial caption of this Agreement.

ARIGENE CO., LTD.

By:	/s/ Sang Baek Park
Name:	Sang Baek Park
Title:	CEO

RTM ACQUISITION COMPANY

By:	/s/ Sang Baek Park
Name:	Sang Baek Park
Title:	CEO

TRIMERIS, INC.

By:	/s/ Martin A. Mattingly
Name:	Martin A. Mattingly
Title:	President, CEO

ANNEX I

CONDITIONS OF THE OFFER

All terms defined in the Agreement and Plan of Merger (the “Agreement”) of which this Annex I is a part and used in this Annex I shall have the meanings assigned to such terms in the Agreement.

Notwithstanding any other provisions of the Offer or the Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any shares of Company Common Stock tendered pursuant to the Offer, and may terminate or amend the Offer in accordance with (and to the extent permitted by) the terms of the Agreement, and may postpone the acceptance of, or payment for, any shares of Company Common Stock in accordance with (and to the extent permitted by) the terms of the Agreement, if:

(a)        immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), the number of shares of Company Common Stock validly tendered (including by guaranteed delivery) and not properly withdrawn, together with any shares of Company Common Stock beneficially owned by the Parent or any subsidiary of the Parent, does not equal at least a majority of the shares of Company Common Stock then outstanding (the “Minimum Condition”);

(b)        immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), any waiting period (and any extensions thereof) and any approvals or clearances applicable to the Offer or the consummation of the Merger under the HSR Act shall not have expired, or been terminated or obtained, as applicable; or

(c)        at any time on or after the date of the Agreement and before the expiration of the Offer, any of the following shall occur and be continuing as of immediately prior to the expiration of the Offer (as extended in accordance with the Agreement) and shall not have resulted from the breach by the Parent or the Purchaser of any of their obligations under the Agreement:

  (i)        any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation which has the effect of prohibiting the consummation of the Offer or making the Merger illegal or otherwise prohibiting consummation of the Offer, the Merger or the other transactions contemplated by the Agreement, provided, that the Parent and the Purchaser shall have complied in all respects with their obligations under Section 6.5(a)(iv), and that such order, decree, ruling or other action shall not have otherwise been attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in the Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Acceptance Time;

  (ii)        the representations and warranties of the Company contained in the Agreement that (A) are not made as of a specific date are not true and correct as of the Acceptance Time, as though made on and as of the Acceptance Time, and (B) are made as of a specific date are not true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) is not reasonably likely to have a Company Material Adverse Effect;

 (iii)        the Company shall have failed to perform in any material respect any covenant or obligation required to be performed or complied with by it under the Agreement at or prior to the Acceptance Time;

 (iv)        the Parent and the Purchaser shall not have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer confirming on behalf of the Company that the conditions set forth in clauses (ii) and (iii) of this Annex I have been duly satisfied; or

 (v)        the Agreement shall have been validly terminated in accordance with Article VIII of the Agreement.

EXHIBIT A

Form of Certificate of Incorporation

of the Surviving Corporation

RESTATED CERTIFICATE OF INCORPORATION

OF

TRIMERIS, INC.

FIRST: The name of the Corporation is: Trimeris, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one thousand shares of Common Stock, par value $0.001 per share.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

FIFTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1.        The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.        Election of directors need not be by written ballot.

3.        The Board of Directors is expressly authorized to adopt, amend, alter or repeal the By-Laws of the Corporation.

SIXTH: Except to the extent that the General Corporation Law of the State of Delaware (the “DGCL”) prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

SEVENTH:

1.        Action, Suits and Proceedings Other Than by or in the Right of the Corporation. The Corporation shall indemnify each person (all such persons being referred to hereafter as an “Indemnitee”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

2.        Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify each Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

3.        Indemnification for Expenses of Successful Party. Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4.        Advance of Expenses. Subject to the provisions of Section 5 below, any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that, if the DGCL so requires, the payment of such expense incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall be determined by final determination of a court of competent jurisdiction (which determination is not subject to appeal) that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.

5.        Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 4 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. The Indemnitee may bring suit against the Corporation to recover the unpaid portion of such claim for indemnification or advancement of expenses, if the indemnification or advancement of expenses requested in writing in accordance with the preceding sentence in is not paid in full (i) in the case of advancement, within 20 (twenty) days after receipt by the Corporation of a written request therefore, and (ii) in the case of indemnification, within 60 days after receipt by the Corporation of a written request therefor, unless with respect to requests for indemnification under Section 1 or 2 the Corporation determines, by clear and convincing evidence, within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance by (a) a majority vote of the directors of the Corporation who are not parties to the action, suit or proceeding in question, even though less than a quorum (“disinterested directors”), (b) disinterested directors designated by a majority vote of such directors, even though less than a quorum, (c) independent legal counsel (who may be regular legal counsel to the Corporation), or (d) a court of competent jurisdiction. If

6.        Remedies. The right to indemnification and advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the applicable 20-day and 60-day periods referred to above in Section 5. Unless otherwise provided by law, the burden of proving that the Indemnitee is not entitled to indemnification or advance of expenses under this Article shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 5 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing his right to indemnification or advancement, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

7.        Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification or advancement under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions, facts or omissions occurring prior to the final adoption of such amendment, termination or repeal.

8.        Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

9.        Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal, therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

10.      Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation law of Delaware.

11.      Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

12.      Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

13.      Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

14.      Subsequent Legislation. If the General Corporation Law of Delaware is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

SCHEDULE A

SIGNATORIES TO THE STOCKHOLDER AGREEMENT

Julian Baker

Felix Baker

FBB Associates

Baker/Tisch Investments, L.P.

Baker Bros. Investments, L.P.

Baker Bros. Investments II, L.P.

667, L.P.

Baker Biotech Fund II (A), L.P.

Baker Brothers Life Sciences, L.P.

HealthCor Offshore Master Fund, L.P.

HealthCor, L.P.

HealthCor Hybrid Offshore Master Fund, L.P.

Arthur B. Cohen

Joseph P. Healey

Stephen R. Davis

Barry Quart, Pharm.D.

Martin A. Mattingly, Pharm. D.

Andrew L. Graham

Michael A. Alrutz, J.D., Ph.D.